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                                                                     Exhibit 4.1

                 PARAGON REAL ESTATE EQUITY AND INVESTMENT TRUST

                             2004 SHARE OPTION PLAN

SECTION 1 GENERAL PURPOSE OF THE PLAN; DEFINITIONS.

      The name of the plan is the Paragon Real Estate Equity and Investment Trust 2004 Share Option Plan (the "Plan"). The Plan amends and restates the former share option plan of the Paragon Real Estate Equity and Investment Trust (the "Company" or "Paragon") known as the Paragon Real Estate Equity and Investment Trust (formerly Stonehaven Realty Trust and Wellington Properties Trust) 1998 Share Option Plan (the "1998 Plan"). The purpose of this amendment and restatement is (i) to amend the 1998 Plan to conform to changes in law, (ii) to provide for an increase in the number of Shares reserved under the 1998 Plan, and (iii) to continue the 1998 Plan for the maximum period allowable for Incentive Options.

      The purpose of the Plan is to encourage and enable the officers, employees and Trustees of Paragon and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company's welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company.

      The following terms shall be defined as set forth below:

      "Act" means the Securities Exchange Act of 1934, as amended.

      "Affiliate" means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under the Plan, provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

      "Award" or "Awards," except where referring to a particular category of grant under the Plan, shall include, but not be limited to, Incentive Options, Non-Qualified Options, Restricted Share Awards, Performance Share Awards, Share Appreciation Rights, and Dividend Equivalents.

      "Board" means the Board of Trustees of the Company.

      "Cause" means, and shall be limited to, a vote of the Board to the effect that the participant should be dismissed as a result of (i) any material breach by the participant of any agreement to which the participant and the Company or an Affiliate are parties, (ii) any act (other than retirement, death or disability) or omission to act by the participant, including without limitation, the commission of any crime, which may have a material and adverse effect on the

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business of the Company or any Affiliate or on the participant's ability to perform services for the Company or any Affiliate, or (iii) any material misconduct or neglect of duties by the participant in connection with the business or affairs of the Company or any Affiliate.

      "Change of Control" is defined in Section 14.

      "Code" means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

      "Committee" means any Committee of the Board referred to in Section 2.

      "Disability" means any "permanent and total disability" as set forth in
Section 22(e)(3) of the Code.

      "Dividend Equivalent" means a right, granted under Section 9 hereof, to receive cash, Shares, or other property equal in value to dividends paid with respect to a specified number of Shares or the excess of dividends paid over a specified rate of return. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

      "Effective Date" means the earlier of the date on which the Plan is adopted by the Board or approved by the Shareholders as set forth in Section 16.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related rules, regulations and interpretations.

      "Fair Market Value" on any given date means the average of the Reference Price for the ten (10) consecutive trading days immediately preceding the date for which the value is being determined.

      "Incentive Option" means any Option designated and qualified as an "incentive stock option" as defined in Section 422 of the Code.

      "Non-Employee Trustee" means a member of the Board who: (i) is not currently an officer of the Company or any Affiliate; (ii) does not receive compensation for services rendered to the Company or any Affiliate in any capacity other than as a Trustee; (iii) does not possess an interest in any transaction with the Company for which disclosure would be required under the securities laws; or (iv) is not engaged in a business relationship with the Company for which disclosure would be required under the securities laws.

      "Non-Qualified Option" means any Option that is not an Incentive Option.

      "Option" or "Share Option" means any option to purchase Shares granted pursuant to Section 5.

      "Parent" means a "parent corporation" as defined in Section 424(e) of the Code.

      "Performance Share Award" means Awards granted pursuant to Section 7.

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      "Reference Price" means for the applicable Shares on a given date: (i) if such Shares are listed for quotation on a NASDAQ system, the average of the closing bid and ask prices; or (ii) if such Shares are listed on a national exchange, the closing price, regular way.

      "Restricted Share Award" means Awards granted pursuant to Section 6.

      "Share" means a common share of beneficial interest (or other comparable equity interest) of the Company, subject to adjustment pursuant to Section 3.

      "Shareholder" means the holder of a Share.

      "Subsidiary" means a "subsidiary corporation" as defined in Section 424(f) of the Code.

      "Trustee" means a member of the Board.

SECTION 2 ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT PARTICIPANTS AND DETERMINE AWARDS.

      (a) Committee. The Plan shall be administered by a committee of not less than two Non-Employee Trustees, as appointed by the Board from time to time (the "Committee").

      (b) Powers of Committee. The Committee shall have the power and authority, subject to and within the limitations of the express provisions of the Plan, to grant Awards consistent with the terms of the Plan, including the power and authority:

            (i) to select the officers, employees and Trustees of the Company and Affiliates to whom Awards may from time to time be granted;

            (ii) to determine the time or times of grant, and the extent, if any, of Incentive Options, Non-Qualified Options, Restricted Shares, Performance Shares and Dividend Equivalents, or any combination of the foregoing, granted to any officer, employee or Trustee;

            (iii) to determine the number of Shares to be covered by any Award granted to an officer, employee or Trustee;

            (iv) to determine and modify the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award granted to an officer, employee or Trustee, which terms and conditions may differ among individual Awards and participants, and to approve the form of written instruments evidencing the Awards;

            (v) to accelerate the exercisability or vesting of all or any portion of any Award granted to a participant;

            (vi) subject to the provisions of Section 5(ii), to extend the period in which Options granted may be exercised;

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            (vii) to determine whether, to what extent and under what
      circumstances Shares and other amounts payable with respect to an Award granted to a participant shall be deferred either automatically or at the election of the participant and whether and to what extent the Company shall pay or credit amounts equal to interest (at rates determined by the Committee) or dividends or deemed dividends on such deferrals; and

            (viii) to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments) granted to a participant; and to decide all disputes arising in connection with and make all determinations it deems advisable for the administration of the Plan.

All decisions, interpretations and constructions made by the Committee in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons, including the Company and Plan participants.

SECTION 3   SHARES ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION.

      (a) Shares Issuable. Subject to the provisions of Sections 3(b) and (c), the maximum number of Shares reserved and available for issuance under the Plan shall be 3,500,000. For purposes of this limitation, the Shares underlying any Awards which are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Shares or otherwise terminated (other than by exercise) shall be added back to the Shares available for issuance under the Plan so long as the participants to whom such Awards had been previously granted receive no benefits of ownership of the underlying Shares to which the Award related. Shares issued under the Plan may be authorized but unissued Shares or Shares reacquired by the Company.

      (b) Share Dividends, Mergers, etc. In the event of any recapitalization, reclassification, split-up or consolidation of Shares, separation (including a spin-off), dividend on Shares payable in Shares, or other similar change in capitalization of the Company or a merger or consolidation of the Company or sale by the Company of all or a portion of its assets or other similar event, the Committee shall make such appropriate adjustments in the exercise prices of Awards, including Awards then outstanding, in the number and kind of securities, cash or other property which may be issued pursuant to Awards under the Plan, including Awards then outstanding, and in the number of Shares with respect to which Awards may be granted (in the aggregate and to individual participants) as the Committee deems equitable with a view toward maintaining the proportionate interest of the participant and preserving the value of the Awards.

      (c) Evergreen Share Reserve Increase. Notwithstanding Section 3(a), and subject to the provisions of Section 3(b), on the day of each annual meeting of the Shareholders of the Company, for a period of nine (9) years, commencing with the annual meeting of Shareholders in 2005, the aggregate number of Shares available for issuance under the Plan shall automatically be increased to the number of Shares equal to nine percent (9%) of the Shares outstanding, if greater than the number of Shares then available for issuance under the Plan.

      (d) Substitute Awards. The Committee may grant Awards under the Plan in substitution for Share and Share-based awards held by employees of another corporation who concurrently become employees of the Company or an Affiliate as the result of a merger or

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consolidation of the employing corporation with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or shares of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

SECTION 4   ELIGIBILITY.

      Participants in the Plan will be Trustees and such full or part-time officers and other employees of the Company and its Affiliates who are responsible for or contribute to the management, growth or profitability of the Company and its Affiliates and who are selected from time to time by the Committee, in its sole discretion; provided, however, that Incentive Options may only be granted to employees of the Company, as that relationship is defined in Treasury Regulation 31.3401(c)-1.

SECTION 5   OPTIONS.

      Any Option granted under the Plan shall be in such form as the Committee may from time to time approve.

      Options granted under the Plan may be either Incentive Options or Non-Qualified Options. To the extent that any option does not qualify as an Incentive Option, it shall constitute a Non-Qualified Option.

      No officer, employee or Trustee shall be granted together Incentive Options and Non-Qualified Options under the Plan if the right to exercise one type of option is dependent upon or affects the right to exercise the other ("Tandem Incentive/Non-Qualified Options").

      No Incentive Option may be granted under the Plan after the tenth (10th) anniversary of the Effective Date.

      The Committee in its discretion may grant Options to officers, employees or Trustees of the Company or any Affiliate; provided, however, that Incentive Options may only be granted to employees of the Company, as that relationship is defined in Treasury Regulation 31.3401(c)-1. Options granted to officers, employees or Trustees pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

            (a) Exercise Price. The per share exercise price of an Option granted pursuant to this Section 5 shall be determined by the Committee at the time of grant. The per share exercise price of an Incentive Option shall not be less than 100% of Fair Market Value on the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of shares of the Company or any Subsidiary or Parent and an Incentive Option is granted to such employee, the option price shall be not less than 110% of Fair Market Value on the grant date.

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            (b)   Option Term. The term of each Option shall be fixed by the
      Committee, but no Incentive Option shall be exercisable more than ten (10) years after the date the option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of shares of the Company or any Subsidiary or Parent and an Incentive Option is granted to such employee, the term of such option shall be no more than five (5) years from the date of grant.

            (c) Exercisability; Rights of a Shareholder. Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date. The Committee may at any time accelerate the exercisability of all or any portion of any Option. An optionee shall have the rights of a Shareholder only as to Shares acquired upon the exercise of an Option and not as to unexercised Options.

            (d) Method of Exercise. Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of Shares to be purchased. Payment of the purchase price may be made by one or more of the following methods:

                  (i) In cash, by certified or bank check or other instrument acceptable to the Committee;

                  (ii) In the form of Shares that are not then subject to restrictions under any Company plan, if permitted by the Committee in its discretion. Such surrendered Shares shall be valued at Fair Market Value on the exercise date; or

                  (iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure. Payment instruments will be received subject to collection. The delivery of certificates representing Shares to be purchased pursuant to the exercise of the Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Option) by the Company of the full purchase price for such Shares and the fulfillment of any other requirements contained in the Option or applicable provisions of laws.

            (e) Non-transferability of Options. No Option shall be transferable by the optionee other than by will or by the laws of descent and distribution.

            (f) Termination by Death. If any optionee's service with the Company and its Affiliates terminates by reason of death, the Option may thereafter be exercised, to the extent exercisable at the date of death, by the legal representative or legatee of the optionee, for a period of six (6) months (or such longer period as the Committee shall

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      specify at any time) from the date of death, or until the expiration of the stated term of the Option, if earlier.

            (g)   Termination by Reason of Disability.

                  (i) Any Option held by an optionee whose service with the Company and its Affiliates has terminated by reason of Disability may thereafter be exercised, to the extent it was exercisable at the time of such termination, for a period of twelve (12) months (or such longer period as the Committee shall specify at any time) from the date of such termination of service, or until the expiration of the stated term of the Option, if earlier.

                  (ii) The Committee shall have sole authority and discretion to determine whether a participant's service has been terminated by reason of Disability.

                  (iii) Except as otherwise provided by the Committee at the time of grant or otherwise, the death of an optionee during a period provided in this Section 5(viig) for the exercise of a Non-Qualified Option, shall extend such period for six (6) months from the date of death, subject to termination on the expiration of the stated term of the Option, if earlier.

            (h) Termination for Cause. If any optionee's service with the Company and its Affiliates has been terminated for Cause, any Option held by such optionee shall immediately terminate and be of no further force and effect; provided, however, that the Committee may, in its sole discretion, provide that such Option can be exercised for a period of up to thirty (30) days from the date of termination of service or until the expiration of the stated term of the Option, if earlier.

            (i) Other Termination. Unless otherwise determined by the Committee, if an optionee's service with the Company and its Affiliates terminates for any reason other than death, Disability, or for Cause, any Option held by such optionee may thereafter be exercised, to the extent it was exercisable on the date of termination of service, for three (3) months (or such longer period as the Committee shall specify at any time) from the date of termination of service or until the expiration of the stated term of the Option, if earlier.

            (j) Annual Limit on Incentive Options. To the extent required for "incentive stock option" treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Share with respect to which Incentive Options granted under this Plan and any other plan of the Company or its Subsidiaries become exercisable for the first time by an optionee during any calendar year shall not exceed one hundred thousand dollars ($100,000).

            (k) Form of Settlement. Shares issued upon exercise of an Option shall be free of all restrictions under the Plan, except as otherwise provided in this Plan.

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SECTION 6   RESTRICTED SHARE AWARDS.

      (a) Nature of Restricted Share Award. The Committee may grant Restricted Share Awards to officers, employees and Trustees of the Company or any Affiliate. A Restricted Share Award is an Award entitling the recipient to acquire, at no cost or for a purchase price determined by the Committee, Shares subject to such restrictions and conditions as the Committee may determine at the time of grant ("Restricted Share"). Conditions may be based on continuing service and/or achievement of pre-established performance goals and objectives. In addition, a Restricted Share Award may be granted to an officer, employee or Trustee by the Committee in lieu of any compensation due to such officer, employee or Trustee.

      (b) Acceptance of Award. A participant who is granted a Restricted Share Award shall have no rights with respect to such Award unless the participant shall have accepted the Award within sixty (60) days (or such shorter date as the Committee may specify) following the award date by making payment to the Company, if required, by certified or bank check or other instrument or form of payment acceptable to the Committee in an amount equal to the specified purchase price, if any, of the shares covered by the Award and by executing and delivering to the Company a written instrument that sets forth the terms and conditions of the Restricted Share in such form as the Committee shall determine.

      (c) Rights as a Shareholder. Upon complying with Section 6(b) above, a participant shall have all the rights of a Shareholder with respect to the Restricted Share including voting and dividend rights, subject to transferability restrictions and Company repurchase or forfeiture rights described in this Section 6 and subject to such other conditions contained in the written instrument evidencing the Restricted Share Award. Unless the Committee shall otherwise determine, certificates evidencing Restricted Shares shall remain in the possession of the Company until such shares are vested as provided in Section 6(e) below.

      (d) Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein.

      (e) Vesting of Restricted Shares. The Committee at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Share and the Company's right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the Shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed "vested."

      (f) Waiver, Deferral and Reinvestment of Dividends. The written instrument evidencing the Restricted Share Award may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Share.

SECTION 7   PERFORMANCE SHARE AWARDS.

      (a) Nature of Performance Shares. A Performance Share Award is an award entitling the recipient to acquire Shares upon the attainment of specified performance goals. The Committee may make Performance Share Awards independent of or in connection with the granting of any other Award under the Plan. Performance Share Awards may be granted under

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the Plan to officers, employees and Trustees of the Company or any Affiliate, including those who qualify for awards under other performance plans of the Company. The Committee in its sole discretion shall determine whether and to whom Performance Share Awards shall be made, the performance goals applicable under each such Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded Performance Shares; provided, however, that the Committee may rely on the performance goals and other standards applicable to other performance based plans of the Company in setting the standards for Performance Share Awards under the Plan.

      (b) Restrictions on Transfer. Performance Share Awards and all rights with respect to such Awards may not be sold, assigned, transferred, pledged or otherwise encumbered.

      (c) Rights as a Shareholder. A participant receiving a Performance Share Award shall have the rights of a Shareholder only as to shares actually received by the participant under the Plan and not with respect to shares subject to the Award but not actually received by the participant. A participant shall be entitled to receive a share certificate evidencing the acquisition of Shares under a Performance Share Award only upon satisfaction of all conditions specified in the written instrument evidencing the Performance Share Award (or in a performance plan adopted by the Committee).

      (d) Termination. Except as may otherwise be provided by the Committee at any time prior to termination of service, a participant's rights in all Performance Share Awards shall automatically terminate upon the participant's termination of service with the Company and its Affiliates for any reason (including, without limitation, death, Disability and for Cause).

      (e) Acceleration, Waiver, Etc. At any time prior to the participant's termination of service with the Company and its Affiliates, the Committee may in its sole discretion accelerate, waive or, subject to Section 12, amend any or all of the goals, restrictions or conditions imposed under any Performance Share Award; provided, however, that in no event shall any provision of the Plan be construed as granting to the Committee any discretion to increase the amount of compensation payable under any Performance Share Award to the extent such an increase would cause the amounts payable pursuant to the Performance Share Award to be nondeductible in whole or in part pursuant to Section 162(m) of the Code and the regulations thereunder, and the Committee shall have no such discretion notwithstanding any provision of the Plan to the contrary.

SECTION 8   SHARE APPRECIATION RIGHTS.

      (a) Notice of Share Appreciation Rights. A Share Appreciation Right ("SAR") is a right entitling the participant to receive cash or Shares having a fair market value equal to the appreciation in the Fair Market Value of a stated number of Shares from the date of grant, or in the case of rights granted in tandem with or by reference to an Option granted prior to the grant of such rights, from the date of grant of the related Option to the date of exercise. SARs may be granted to officers, employees or Trustees of the Company or any Affiliate.

      (b) Terms of Awards. No employee may be granted together an Incentive Option and a SAR if the right to exercise the Incentive Option or the SAR is dependent upon or affects the right to exercise the other instrument ("Tandem Incentive Option/SAR"). Notwithstanding this

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general prohibition, an employee may be granted a Tandem Incentive Option/SAR if the SAR meets all of the following requirements:

            (i) the SAR expires no later than the expiration of the underlying Incentive Option;

            (ii) the SAR has a value of no more than 100% of the bargain purchase element of the underlying Incentive Option;

            (iii) the SAR is transferable only when the underlying Incentive Option is transferable and subject to the same conditions;

            (iv) the SAR may only be exercised when the underlying Incentive Option may be exercised; and

            (v) the SAR may only be exercised when the market price of the stock exceeds the exercise price of the Incentive Option.

In the event of an independent Award, or the award of a SAR in tandem with a Non-Qualified Option, the SAR shall be subject to the terms and conditions determined by the Committee.

      (c) Restrictions on Transfer. SARs shall not be transferred, assigned or encumbered, except that SARs may be exercised by the executor, administrator or personal representative of the deceased participant within six (6) months of the death of the participant (or such longer period as the Committee shall specify at any time) and transferred pursuant to a certified domestic relations order.

      (d) Payment Upon Exercise. Upon exercise of an SAR, the participant shall be paid the excess of the then Fair Market Value of the number of shares to which the SAR relates over the Fair Market Value of such number of shares at the date of grant of the SAR, or of the related Option, as the case may be. Such excess shall be paid in cash or in Shares having a Fair Market Value equal to such excess or in such combination thereof as the Committee shall determine.

SECTION 9   DIVIDEND EQUIVALENTS.

      The Committee is authorized to grant Dividend Equivalents to the officers, employees and Trustees of the Company or any Affiliate. The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, or other investment vehicles as the Committee may specify, provided that Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of the underlying Awards to which they relate.

SECTION 10  TAX WITHHOLDING.

      (a) Payment by Participant. Each participant shall, no later than the date as of which the value of an Award or of any Share or other amounts received thereunder first becomes

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includible in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

      (b) Payment in Shares. A participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from Shares to be issued pursuant to any Award a number of Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company Shares owned by the participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due. With respect to any participant who is subject to Section 16 of the Act, the following additional restrictions shall apply:

            (i) the election to satisfy tax withholding obligations relating to an Award in the manner permitted by this Section 10(b) and the actual tax withholding shall be made during the period beginning on the third
      (3rd) business day following the date of release of quarterly or annual summary statements of revenues and earnings of the Company and ending on the twelfth (12th) business day following such date. Alternatively, such election may be made at least six (6) months prior to the date as of which the receipt of such an Award first becomes a taxable event for Federal income tax purposes;

            (ii)  such election shall be irrevocable;

            (iii) such election shall be subject to the consent or disapproval of the Committee; and

            (iv) the Share(s) withheld to satisfy tax withholding, if granted at the discretion of the Committee, must pertain to an Award which has been held by the participant for at least six (6) months from the date of grant of the Award.

SECTION 11  TRANSFER, LEAVE OF ABSENCE, ETC.

      For purposes of the Plan, the following events shall not be deemed a termination of service:

            (a) a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; and

            (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee's right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

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SECTION 12  AMENDMENTS AND TERMINATION.

      The Board may at any time amend or discontinue the Plan and the Committee may at any time amend or cancel any outstanding Award (or provide substitute Awards at the same or reduced exercise or purchase price or with no exercise or purchase price, but such price, if any, must satisfy the requirements which would apply to the substitute or amended Award if it were then initially granted under this Plan) for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder's consent.

SECTION 13  STATUS OF PLAN.

      With respect to the portion of any Award which has not been exercised and any payments in cash, Shares or other consideration not received by a participant, a participant shall have no rights greater than those of a general unsecured creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company's obligations to deliver Shares or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the provision of the foregoing sentence.

SECTION 14  CHANGE OF CONTROL PROVISIONS.

      Upon the occurrence of a Change of Control as defined in this Section 14:

            (a) Each Share Option shall automatically become fully exercisable unless the Committee shall otherwise expressly provide at the time of grant.

            (b) Restrictions and conditions on Awards of Restricted Shares, Performance Shares and Dividend Equivalents shall automatically be deemed waived, and the recipients of such Awards shall become entitled to receipt of the maximum amount of Shares subject to such Awards unless the Committee shall otherwise expressly provide at the time of grant.

            (c) Unless otherwise expressly provided at the time of grant, participants who hold Options shall have the right, in lieu of exercising the Option, to elect to surrender all or part of such Option to the Company and to receive cash in an amount equal to the excess of (i) the higher of (x) the Fair Market Value of a Share on the date such right is exercised and (y) the highest price paid for Shares or, in the case of securities convertible into Shares or carrying a right to acquire Shares, the highest effective price (based on the prices paid for such securities) at which such securities are convertible into Shares or at which Shares may be acquired, by any person or group whose acquisition of voting securities has resulted in a Change of Control of the Company over (ii) the exercise price per share under the Option, multiplied by the number of Shares with respect to which such right is exercised.

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            (d)   "Change of Control" shall mean the occurrence of any one of the following events:

                  (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Act (other than the Company, any of its Subsidiaries, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Company or any of its Subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 40% or more of either (A) the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board of Trustees ("Voting Securities") or (B) the then outstanding shares of common shares of the Company (in either such case other than as a result of acquisition of securities directly from the Company); or

                  (ii) persons who, as of the date of the closing of the Company's initial public offering, constitute the Company's Board of Trustees (the "Incumbent Directors") cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Closing of the Company's initial public offering whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Plan, be considered an Incumbent Director; or

                  (iii) the Shareholders of the Company shall approve (A) any consolidation or merger of the Company or any Subsidiary where the Shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 50% or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company;

      Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Shares or other Voting Securities outstanding, increases (x) the proportionate number of shares of Common Shares beneficially owned by any person to 40% or more of the shares of Common Shares then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any person to 40% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause
      (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional shares of Common Shares or other Voting Securities

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      (other than pursuant to a share split, share dividend, or similar transaction), then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause (i).

SECTION 15  GENERAL PROVISIONS.

      (a) No Distribution; Compliance with Legal Requirements. The Committee may require each person acquiring Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. No Shares shall be issued pursuant to an Award until all applicable securities laws and other legal and stock exchange requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Shares and Awards as it deems appropriate.

      (b) Delivery of Share Certificates. Delivery of Share certificates to participants under this Plan shall be deemed effected for all purposes when the Company or a Share transfer agent of the Company shall have delivered such certificates in the United States mail, addressed to the participant, at the participant's last known address on file with the Company.

      (c) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

SECTION 16  EFFECTIVE DATE OF PLAN.

      The Plan shall become effective upon (i) its adoption by the Board, or any committee appointed by the Board with the authority to adopt the Plan on its behalf, and (ii) the approval of the Plan by the Shareholders. With respect to the granting of Incentive Options, no Options granted under the Plan shall be considered to be Incentive Options unless the Plan is approved by the Shareholders within 12 months before or after its adoption by the Board.

SECTION 17  GOVERNING LAW.

      THIS PLAN SHALL BE GOVERNED BY OHIO LAW EXCEPT TO THE EXTENT SUCH LAW IS PREEMPTED BY FEDERAL LAW.

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